Prospectus Supplement No. 3        Filed pursuant to Rule 424(b)(3) and 424(c)
Registration Statement No. 333-186564

VOLTARI CORPORATION

1,014,982 SHARES OF COMMON STOCK UNDERLYING WARRANTS WITH AN EXERCISE PRICE EQUAL TO $6.50 PER SHARE

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) amends our prospectus dated March 27, 2013, as previously amended, (the “Prospectus”) related to 1,014,982 shares of our common stock underlying warrants with an exercise price equal to $6.50 per share, which warrants were issued upon consummation of the rights offering described in the Prospectus.
This Prospectus Supplement is being filed in order to incorporate into and to include in the Prospectus the information set forth in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 1, 2013, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.
Our common stock is currently traded on the Nasdaq Capital Market, under the symbol “VLTC.” On May 7, 2013, the closing sale price of our common stock was $5.27 per share.
Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 19 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 8, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2013

Voltari Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34781	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
601 West 26th Street
Suite 415
New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)
(212) 792-9671
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On April 25, 2013, Motricity, Inc. (“Motricity”), a wholly owned subsidiary of Voltari Corporation (the “Company”) received notice from AT&T Mobility LLC (“AT&T”) that AT&T is terminating the Master Service Agreement, dated as of October 1, 2010, between Motricity and AT&T, pursuant to which Motricity hosts AT&T’s AppCenter storefront (the “Master Service Agreement”) effective June 30, 2013, pursuant to its right to terminate the Master Service Agreement upon 30 days notice. This follows the previously announced termination of the Second Amended and Restated Wireless Service Agreement #0001429 dated July 22, 2005 between Motricity and AT&T, as amended, and all services thereunder (the “Portal Agreement”) also effective June 30, 2013.

In 2012 and the first three months of 2013, the Portal Agreement and Master Service Agreement accounted for 62% and 56%, respectively, of the Company’s consolidated revenue. This revenue contributed positively to the Company’s cash flow from operations during these periods.

No material relationship exists between the Company or its affiliates and AT&T, except in connection with the Portal Agreement and the Master Service Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION (Registrant)

May 1, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Chief Administrative Officer